EXHIBIT 99.1

FOR IMMEDIATE RELEASE - July 27, 2004

Stockton, California

"Service 1st Bancorp Announces Record Second Quarter Profit"

July 27, 2004

Service 1st Bancorp, a bank holding company for Service 1st Bank, with approximately $125,000,000 in consolidated assets today announced results for the second quarter and six months ended June 30, 2004.

For the second quarter of 2004 Service 1st Bancorp's consolidated net income was $305,260 compared to $39,270 for the second quarter of 2003. For the first six months of 2004, consolidated net income was $574,018 compared to the first six months of 2003 which was $83,746. This represents an improvement over 2003 of 585%. On a fully diluted basis, earnings per share for the three months ending June 30, 2004 were $.27 compared to $.04 for the same period of 2003. On a fully diluted basis, earnings per share for the six months ending June 30, 2004 were $.49 compared to $.08 for the same period in 2003.

Return on beginning equity for the six months ended June 30, 2004 was 13.86% as compared to 2.06% in 2003. Total assets increased 34.2% as compared to the same period of 2003 and net loans increased 39.2% from June 30, 2003 to June 30, 2004.

Total consolidated assets at June 30, 2004 were $124,726,594 compared to $92,969,773 at June 30, 2003. This is an increase of 34.2% as compared to the same period of 2003 and a 12.9% increase as compared to December 31, 2003. Net loans increased 39.2% from June 30, 2003 to June 30, 2004.

"The growth of net income is most gratifying in light of the continued low interest environment" commented John O. Brooks, Chairman and CEO. "Our critical mass has begun to deliver reasonable increasing returns as we expand our loan totals and overall assets."

Noninterest income continues to grow with a June 30, 2004 total of $441,944 as compared to $317,571 at June 30, 2003. This represents a 39.2% increase. Non interest income as a percentage of gross revenue was 13.1% for the first six months. Non interest income in the same period of 2003 was 12.7% of gross revenue. Net interest income improved 45.9% or $644,020 for the first six months over an equivalent period of 2003.

Any inquiries may be directed to John Brooks at (209) 820-7953 or Bryan Hyzdu at
(209) 644-7807.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.

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